SALE AND PURCHASE AGREEMENT

                           BY AND AMONG

                DEVON ENERGY CORPORATION (NEVADA)

                               AND

                     NS GAS PROPERTIES, INC.

                               AND

                     DEVON ENERGY CORPORATION

                               AND

                   NORFOLK SOUTHERN CORPORATION

                               AND

                NORFOLK SOUTHERN PROPERTIES, INC.



                    Effective January 1, 1995


                   SALE AND PURCHASE AGREEMENT
                           BY AND AMONG
                DEVON ENERGY CORPORATION (NEVADA)
                               AND
                     NS GAS PROPERTIES, INC.
                               AND
                     DEVON ENERGY CORPORATION
                               AND
                   NORFOLK SOUTHERN CORPORATION
                               AND
                NORFOLK SOUTHERN PROPERTIES, INC.


                        TABLE OF CONTENTS

                                                             Page

1.   Agreement of Sale and Purchase Price                      1

     1.1    Sale and Conveyance of the Interests               1
     1.2    Interests Defined                                  1
     1.3    Effective Time                                     2
     1.4    Purchase Price                                     2

2.   Title                                                     2

     2.1    Title Material                                     2
     2.2    Possession of Title Materials                      4
     2.3    Title Standard                                     4

3.   Representations and Warranties of Seller                  5

     3.1    Agreement Valid                                    5
     3.2    Seller Status and Power to Sell                    5
     3.3    Title to the Interests                             5
     3.4    Compliance with Leases and Laws                    6
     3.5    Processing, Sale and Transportation
               of Production                                   6
     3.6    Taxes                                              7
     3.7    Brokers and Finders                                7
     3.8    Claims or Litigation                               7
     3.9    Contracts; Consents                                8
     3.10   Assignments Prior to Closing                       8
     3.11   Status of Wells                                    8
     3.12   Full Disclosure                                    8
     3.13   Consummation of Transactions                       9
     3.14   Tax Partnerships                                   9
     3.15   Equipment                                          9
     3.16   Insurance                                          9
     3.17   No Consents                                        9

     3.18   Miscellaneous                                      9
     3.19   Ordinary Course                                   10
     3.20   Restriction on Operations                         10

4.   Representations and Warranties of Buyer                  10

     4.1    Organization                                      10
     4.2    Agreement Authorized                              10
     4.3    Valid Agreement                                   10
     4.4    Authority to Purchase                             10
     4.5    Brokers and Finders                               11

5.   Matters Relating to Operations                           11

     5.1    Access of Buyer                                   11
     5.2    Preparation of Description of Interests           11

6.   Additional Agreement of the Parties                      11

     6.1    Further Assurances                                11
     6.2    Buyer's Mortgage                                  11
     6.3    Management and Agency Agreement                   11
     6.4    Rights of Rescission                              12
     6.5    Preferential Right to Purchase and
               Repurchase Option                              13
     6.6    Certain Federal Income Tax Matters                16

7.   The Closing                                              16

8.   Payment of Closing Payment and Interest                  16

9.   Execution and Delivery of Documents                      16

     9.1    Assignment                                        16
     9.2    Management and Agency Agreement                   17
     9.3    Buyer's Mortgage                                  17

10.  Possession                                               17

11.  Obligations After Closing                                17

     11.1   Sales and Use Taxes                               17
     11.2   Receipts and Disbursements                        17
     11.3   Indemnity                                         17
     11.4   Damages For Breach of Warranty                    19

12.  Miscellaneous                                            21

     12.1   Notices                                           21
     12.2   Binding Effect                                    21
     12.3   Counterparts                                      21
     12.4   Expenses                                          21
     12.5   Section Headings                                  22
     12.6   Superseding Effect                                22
     12.7   Governing Law                                     22
     12.8   Waivers                                           22
     12.9   Exhibits and Schedules                            22
     12.10  Announcements                                     22

     12.11  Survival of Warranties                            22
     12.12  Joinder by Devon Delaware, Norfolk
            and Properties                                    22
     12.13  No Restrictions on Production                     23
     12.14  Insurance                                         23
     12.15  Production Payment Obligations --
            Non-Recourse                                      23

                          DEFINED TERMS

          The following terms are defined in the Sale and Purchase Agreement.

Terms                                             Page    Section


"Agreed Values"                                           1.4
"Assignment"                                              1.2
"Buyer"                                                  Para.1
"Claim"                                                  11.4(c)
"Closing"                                                 1.1
"Closing Date"                                            1.1
"Closing Payment"                                         1.4
"Code"                                                    3.5
"Devon Delaware"                                         Para.1
"Effective Time"                                          1.3
"Initial Report"                                          3.3(c)
"Interests"                                               1.2
"Management and Agency Agreement"                         6.3
"Mortgage"                                                6.2
"NGPA"                                                    2.1(n)
"Norfolk"                                                Para.1
"Permitted Encumbrances"                                  2.3
"Production Payment"                                      1.2
"Purchase Price"                                          1.4
"Properties"                                             Para.1
"Remaining Reserves"                                      6.5(b)(3)
"Seller"                                                 Para.1

                   SALE AND PURCHASE AGREEMENT


          THIS AGREEMENT is entered into effective January 1, 1995, by and among DEVON ENERGY CORPORATION (NEVADA), a Nevada corporation ("Seller"); NS GAS PROPERTIES, INC., a Virginia corporation ("Buyer"); DEVON ENERGY CORPORATION, a Delaware corporation ("Devon Delaware"); NORFOLK SOUTHERN CORPORATION, a Virginia corporation ("Norfolk"); and NORFOLK SOUTHERN PROPERTIES, INC., a Virginia corporation ("Properties").

          In consideration of the mutual covenants contained herein and the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

          1.   Agreement of Sale and Purchase Price.

               1.1 Sale and Conveyance of the Interests. Sub-ject to the terms and conditions herein set forth, Seller will, at the Closing provided for in Section 7 hereof (the "Closing"), sell, transfer, assign, convey and deliver to Buyer the Inter-ests, and Buyer will purchase, receive, accept delivery of, and pay Seller for the Interests. The day appointed for the Closing in Section 7 is called the "Closing Date."

               1.2  Interests Defined.  As used  herein, the term
"Interests" means the aggregate of all right, title and interest owned by Seller in, to and under the following:

                    (a) The oil, gas and mineral leases and the operating rights, mineral interests, royalty interests, overriding royalty interests, payments out of production and interests in or under unit agreements described in Exhibit A, insofar and only insofar as the same cover and relate to the lands and depths also described in Exhibit A (the "Leases");

                    (b) All other contracts, agreements, leases, licenses, permits, easements and orders to the extent relating to the Leases, the operations conducted or to be conducted thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto (all of which, to the extent they are material, are represented by Seller to be identified and described on Schedule 3.9 hereto);

                    (c) All wells (including, without limita-tion, disposal, supply or injection wells), personal property, fixtures (including, without limitation, gathering systems, pipelines, compressors and dehydration and other treatment facilities, but excluding inventory and supplies), equipment and improvements as of the Effective Time (hereinafter defined) and as of the Closing Date to the extent used or obtained in connec-tion with the Leases or with the operation or maintenance thereof, or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto; and


                    (d)  All other rights and interests in, to or
under  or  derived  from   the  Leases,  even  though  improperly
described in or omitted from Exhibit A;

EXCEPTING and RESERVING unto Seller, however, the production payment (the "Production Payment") described in the Assignment, Conveyance and Bill of Sale (the "Assignment") attached as Exhibit C hereto, together with all interests in the subject matter of such Assignment, to the extent the same cover or relate to lands and depths not described in Exhibit A.

               1.3  Effective  Time.   As  used herein,  the term
"Effective  Time" means 7:00 a.m., New Mexico time, on January 1,
1995.

               1.4 Purchase Price. The purchase price for the Interests ("Purchase Price") shall be the total of (i) the sum of $10,827,145 (the "Closing Payment"), plus (ii) all sums payable under the Production Payment, which are estimated to have a present value of $153,463,018. The Purchase Price is therefore estimated by the parties to be $164,290,163. The Purchase Price has been allocated by the parties among the various items of the Interests as set out in Exhibit B. The amounts so allocated shall be deemed to be the respective fair market values of such items of the Interests and are herein referred to as the "Agreed Values" of such items of the Interests.

          2.   Title.

               2.1 Title Material. Seller acknowledges and understands that Buyer is relying on Seller's representations and warranties as to the adequacy and sufficiency of Seller's title to the Interests conveyed by Seller to Buyer, all of which representations and warranties are material to Buyer and the transactions contemplated herein. From and after the date hereof Seller shall provide Buyer, its agents and representatives full opportunity, at any time and from time to time during normal business hours, to examine, inspect and copy, at Buyer's expense, the books, records and files in the possession of Seller insofar as they pertain to the Interests, pertaining to the following:

                    (a) All title opinions and reports pertain-ing to the Interests;

                    (b) All abstracts of title and status re-ports pertaining to the Interests;

                    (c) All documents comprising the Interests, prior conveyances of interests therein or interests created thereby, unitization, communitization, pooling and operating agreements and division and transfer orders, together with all other contracts and documents affecting the title to or the value of the Interests;

                    (d) All spacing, pooling, unitization, exception, allowable and other orders of any local, state or Federal court, agency, commission or other regulatory authority in any way relating to the Interests or the operation thereof;

                    (e) The payment of delay rentals, shut-in royalties, royalties and other payments due under the Interests;

                    (f) The payment of all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom attributable to the Interests;

                    (g) All ownership maps and surveys relating to the Interests and the lands affected thereby;

                    (h) All lease records, production records and data sheets relating to the Interests and to bonuses, delay rentals, shut-in royalties and royalties payable thereunder;

                    (i) All division and transfer orders and all purchase, sale, gathering, dehydration processing, exchange, transportation and similar agreements relating to the sale, dehydration, treatment, transportation or marketing of production from the Interests;

                    (j) All bonds, insurance policies, leases, permits, easements, licenses, salt water disposal agreements, gas balancing agreements, pumping or pumper's agreements and other agreements in any way relating to the Interests or the operation thereof;

                    (k) All records relating to the inventory of all personal property and fixtures included in the Interests;

                    (l) Records evidencing that all persons responsible for distributing proceeds of sale of production from the Interests are currently paying Seller for at least the net revenue interests referred to in Section 3.3 hereof without suspense or any indemnity other than the normal division order warranty of title;

                    (m) Records evidencing that all operators of the Interests are currently billing Seller for no more than the working interests referred to in Section 3.3 hereof and that Seller is current with all such operators for all costs and expenses;

                    (n) All regulatory filings relating to the Interests, including, without limitation, all applications and determinations under the Natural Gas Policy Act of 1978 ("NGPA");
and

                    (o)  All  other   available  records,  files,
reports and documents pertaining to the Interests as Buyer reasonably may request.

               2.2 Possession of Title Material. Seller and Buyer agree that, for as long as Seller shall continue to perform the services and duties as Buyer's agent as provided in the Management and Agency Agreement described in Section 6.3 hereof, the documents and items referred to in clauses (a) through (o) above shall remain in Seller's possession, subject to Buyer's right to examine, inspect and copy the same, at Buyer's expense. However, Seller agrees that it will, upon Buyer's reasonable request, promptly deliver to Buyer, at Buyer's expense, copies of any or all such documents and items as may be specified by Buyer, to the extent that the same relate to and are necessary to Buyer's quiet and continuing enjoyment of the Interests, and will make any original copies of such documents in Seller's possession available to Buyer at all reasonable times. Upon any termination of the Management and Agency Agreement for a reason other than Buyer's sale of all of the Interests to Seller, Seller promptly will provide to Buyer or its designee, at Buyer's expense, all of such documents and items as shall be specified by Buyer.

               2.3 Title Standard. For the purposes of Seller's title warranty in Section 3.3, Seller's title shall be good and defensible (as distinguished from technically marketable); provided, no Permitted Encumbrance shall constitute a title defect. "Permitted Encumbrances" are, except as otherwise provided herein, comprised of (i) matters described without material omission in Schedule 3.5 or 3.9, (ii) royalties, overriding royalties, production payments and other burdens on production which do not reduce the interest in an item of the Interests to less than that warranted in Section 3.3, (iii) liens for taxes, labor and materials where payment is not due, (iv) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not detract from the value or increase the cost of operation of any item of the Interests, and (v) regulatory filings with and consents by regulatory authority if they are customarily obtained subsequent to the sale or conveyance. For purposes of this
Section 2.3, "good and defensible title" shall mean a title that is free from reasonable doubts or claims either as to matters of law or fact, such as are sufficient to form a basis of (or would reasonably subject Buyer to) litigation, or compel Buyer to resort to parol evidence, not afforded by the official public records (or to presumptions of fact that would probably, in the event of suit, become genuine issues of fact), to defend Buyer's title against such outstanding doubts or claims.

          3.   Representations and Warranties of Seller.   Seller
represents and warrants to Buyer as of the Effective Time and as of the Closing Date, as follows:

               3.1 Agreement Valid. Subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), this agreement constitutes, and all instruments required hereunder to be executed and de-livered by Seller at the Closing will constitute, the valid and binding agreement of Seller enforceable against Seller in ac-cordance with its terms.

               3.2 Seller Status and Power to Sell. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in each jurisdiction where any item of the Interests is located. The execution and performance of this agreement, the transactions contemplated hereby, and all things necessary or desirable in order to accomplish the same have been duly authorized by all necessary corporate action of Seller. Seller has all necessary authority under its charter, bylaws and other governing documents and otherwise has good right and lawful authority to carry on its business as presently conducted and to consummate all transactions contemplated by this agreement.

               3.3  Title to the Interests.

                    (a) In accordance with the standards set out in Section 2.3, Seller owns the Interests.

                    (b) Each of the Interests is good, valid, subsisting and enforceable in accordance with its terms.

                    (c) Except as given effect in the LaRoche, Swindell & Associates engineering report to Seller, dated January 10, 1995 and covering the Interests (the "Initial Report"), Seller's interests in the Interests are not subject to being increased or reduced by virtue of reversionary interests owned by third parties or Seller.

                    (d) Seller has taken or caused to be taken all actions which are reasonable and customary in the oil and gas industry to assure that its title to the Interests is as warranted herein, including without limitation the diligent and thorough review of those of the items of the Interests which are not reflected by documents which are a part of official public records; inquiries to predecessors in interest and other knowledgeable parties concerning matters not disclosed by official public records; and the securing of title opinions from outside legal counsel, and Seller has either corrected, cured or satisfied each doubt, potential claim or requirement which resulted from such efforts.

               3.4  Compliance With Leases and Laws.  All oil and
gas leases which are a part of the Interests are valid, binding and enforceable in accordance with their terms, and in full force and effect. No default exists under any of the terms and provisions, express or implied, of any of such oil and gas leases or under any of the terms and provisions of any agreement, contract, license, permit, easement, order or other instrument comprising the Interests or to which the Interests are subject, and Seller has not received notice of any claim of such default or notice of facts which could constitute a default. All rentals, shutin royalties and royalties due under the Interests and applicable law, rules and regulations of the Federal and state regulatory authorities having jurisdiction have been timely and properly paid and are not in suspense for any reason. There are no express provisions under any Interest or any agreement which require the drilling of additional wells or operations to earn or continue to hold any of the Interests. All wells on or attributable to the Interests have been drilled, completed and operated, and all production therefrom has been accounted for and paid to the persons entitled thereto, in compliance with all applicable Federal, state and local laws and applicable rules and regulations of the Federal, state and local regulatory authori-ties having jurisdiction thereof; all necessary regulatory filings have been properly made in connection with the ownership of and transfer to Buyer of the Interests, the transactions contemplated by this Agreement, and the drilling, completion and operation of such wells and all other operations on the Interests or the land associated therewith; and all production and sales of oil, gas and other hydrocarbons heretofore produced or sold from the Interests have not been in excess of any production allowable established by governmental authorities (plus permitted tolerances) or price established by the applicable regulatory authorities. There is no condition at, under or in connection with the lands associated with the Interests for which Seller has or Buyer could incur any liability, or have any remedial or reporting obligation, under any law or regulation in any manner concerning the protection of the environment or public health. No gas produced from the Interests is subject to the certificate and abandonment jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1974. There is no claim, action or proceeding under applicable environmental, public health or other laws pending or threatened against Seller relating to the Interests or the operation thereof.

               3.5  Processing,   Sale   and  Transportation   of
Production. Except as described in Schedule 3.5, Seller has not prior to the Effective Time produced or sold gas subject to balancing rights of third parties (including without limitation other owners of interests in the land and purchasers of production therefrom) or subject to balancing duties under governmental requirements, and Seller is not and Buyer will not be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Interests at any time after the Effective Time without re-ceiving full payment therefor at the time of delivery. Prior to the Effective Time, Seller has not collected any proceeds from the sale of hydrocarbons produced from the Interests which are subject to refund. Proceeds from the sale of oil, gas and natural gas liquids from the Interests are being received by Seller in a timely manner and are not being held in suspense for any reason. Seller has described in Schedule 3.5 and furnished to Buyer true and complete copies (with all amendments) of all contracts and agreements (other than routine division orders terminable by Seller upon less than sixty (60) days' notice) pursuant to which hydrocarbons produced from the Interests are treated, dehydrated, compressed, sold, transported, processed or otherwise disposed of or marketed. The contracts and agreements comprising the Interests or identified in the Schedules hereto, do not contain nonstandard terms which could impose on Buyer risks or burdens that are not customarily assumed by owners of working interests. Except as disclosed in Schedule 3.5, no person has any call upon, option to purchase or similar rights with respect to the Interests or to the production therefrom. Except for the Northeast Blanco Unit No. 479R Well, each existing producing well listed on Exhibit A shall, as of the Effective Time and the Closing Date, be eligible for the nonconventional fuels income tax credit under Section 29 of the Internal Revenue Code of 1986, as amended (the "Code"). Upon consummation of the transactions contemplated hereby Buyer will have the right to market production from the Interests on terms no less favorable than the terms upon which Seller currently is marketing such production.

               3.6 Taxes. All (i) ad valorem, property, produc-tion, severance and other taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom, and
(ii) state and local gross receipts and sales and use taxes related to the Interests, have been timely paid.

               3.7 Brokers and Finders. Seller has not incurred any liability, contingent or otherwise, for brokers or finders fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

               3.8 Claims or Litigation. There is no claim, dispute, suit, action or other proceeding pending or threatened against Seller or any of the Interests or any third party which might result in the impairment or loss of Seller's title to any of the Interests or the value thereof, or otherwise affect the Interests or the cost of operation thereof, or result in any loss, damage or cost to or the imposition of any liability on Buyer.

               3.9  Contracts; Consents.  Seller has described in
Schedule 3.9 (i) all operating agreements currently in effect relating to the Interests, (ii) all partnership, joint venture, farmin/farmout, dry hole, bottom hole, acreage contribution, area of mutual interest and similar agreements and obligations of which any terms remain executory and which affect the Interests,
(iii) all other executory contracts to which Seller is a party which materially affect any item of the Interests, and (iv) all governmental or court approvals and third party contractual consents required in order to consummate the transactions con-templated by this agreement, other than routine consents required in connection with transfers of Federal and state leases. All such agreements and contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and there are no existing defaults thereunder or events that would constitute a default thereunder. Seller has furnished to Buyer true and correct copies (with all amendments) of all such agreements, contracts, approvals and consents.

               3.10 Assignments Prior to Closing. Except as described in Schedule 3.5, Seller has not made any assignment, conveyance or encumbrance of the Interests, other than personal property replaced by equivalent property or consumed in the operation of the Interests in the ordinary course of business.

               3.11 Status of Wells. All wells included in the Interests, and all wells located on the lands affected thereby and not included in the Interests but with respect to which Seller has, or after the Closing Buyer may have, any liability to plug, either (i) are producing or capable of producing hydrocarbons in commercial quantities without the necessity of rework or recompletion operations, or (ii) are being utilized as pressure observation, injection, water supply or disposal wells and are fully equipped for such operations, or (iii) have been properly plugged and abandoned in accordance with all applicable rules and regulations of governmental authorities having jurisdiction with respect thereto.

               3.12 Full Disclosure. No information furnished by Seller to Buyer and no representation or warranty of Seller under this agreement contains or will contain any untrue statement of a fact or omits or will omit any fact necessary to make the statements made therein or herein not misleading; provided, no representations of any kind are made by Seller relating to projected or estimated future production or reserves attributable to the Interests. Notwithstanding the foregoing provision, Seller is not aware of any facts or circumstances which could cause a prudent person in the oil and gas industry to believe that the assumptions and/or methodologies employed in the preparation of or reflected in the Initial Report are unusual, suspect or not customary in the industry, and none of such assumptions or methodologies are known by Seller or its representatives to be misleading or incorrect.

               3.13 Consummation of Transactions. Neither the execution hereof nor the consummation of the transactions contem-plated hereby will constitute a violation or breach of, or an event of default under, any contract or agreement to which Seller is a party, or constitute the happening of a condition upon which any other party to such a contract may exercise any right or option which will adversely affect any of the Interests or Seller's or Buyer's rights therein or thereto; nor will the happening of such events result in any liability of Buyer to any person under the terms of any contracts of employment, consultancy or for services of any kind.

               3.14 Tax Partnerships. No item of the Interests is treated for income tax purposes as being owned by a partner-ship.

               3.15 Equipment. The Interests include all property, equipment, easements, rights and facilities necessary for the proper operation of the Interests. All equipment and property used in connection with the operation of the Interests is in good condition and repair, ordinary wear and tear excepted, and is adequate for the proper operation of the Interests.

               3.16 Insurance. The insurance policies described in Schedule 3.17 are presently maintained in connection with the Interests and the operation thereof. Such policies are customary for the operation of the Interests. There are no pending or threatened claims, actions, suits or proceedings involving any insurance maintained in connection with the Interests.

               3.17 No Consents.   Except as provided  in Section
3.9 hereof, the sale, assignment and conveyance of the Interests to Buyer is not subject to the consent or approval of, or the giving of any notice to, any other person (except for such consents or approvals as have been obtained and any notice which has been given) and will not violate or constitute a default under any of the Interests or any contract, agreement, permit, order or other instrument relating to the Interests.

               3.18 Miscellaneous. For purposes of each representation, warranty or covenant in this Section 3 as to the non-existence of any matter, condition or thing (including, but not limited to any default, condition, suit, action, claim or proceeding), all references thereto shall be deemed also to include any event, condition or circumstance which, with the giving of notice or the lapse of time or both, would constitute such a matter, condition or thing.

               3.19 Ordinary Course. Since the Effective Time, Seller has caused the Interests to be maintained and operated in a good and workmanlike manner consistent with prudent oil and gas practices, maintained the insurance which was in force on the Closing Date, and timely paid or caused to be paid all costs and expenses incurred in connection therewith.

               3.20 Restrictions on Operations. Since the Effective Time, no operations were conducted for the drilling of any new well or the reworking, recompleting or redrilling of any existing well, and Seller has not waived any rights or entered into any new agreements or commitments, has not made any expenditure attributable to any one project in excess of $100,000 (except when bound to do so under provisions of existing joint operating agreements which do not require authority for expenditures), andhas not abandoned any well or released or abandoned any portion of the Interests.

          4.   Representations  and Warranties  of Buyer.   Buyer
represents and warrants to Seller as of the Effective Time and as of the Closing Date as follows:

               4.1  Organization.   Buyer  is a  corporation duly
organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is duly qualified to carry out its business in New Mexico.

               4.2 Agreement Authorized. This agreement has been duly authorized, executed and delivered by Buyer and all instruments required hereunder to be delivered by Buyer at the Closing will be duly authorized, executed and delivered by Buyer and all requisite corporate action has or will have been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to ac-complish the purchase of the Interests, and Buyer has all neces-sary authority under its articles of incorporation, bylaws and other governing documents to consummate the same.

               4.3 Valid Agreement. Subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), this agreement constitutes, and all instruments required hereunder to be executed and de-livered by Buyer at Closing will constitute, the valid and bind-ing agreement of Buyer enforceable against Buyer in accordance with its terms.

               4.4  Authority  to   Purchase.    Buyer   has  all
necessary corporate power and authority to purchase and pay for the Interests as contemplated by this agreement.

               4.5  Brokers and Finders.   Buyer has incurred  no
liability, contingent or otherwise, for brokers or finders fees in respect of this transaction for which Seller shall have any responsibility whatsoever.

          5.   Matters Relating to Operations.

               5.1 Access of Buyer. Buyer shall have free access to the offices, properties, records, marketing agreements, files, unrestricted seismic data, engineering reports and evalu-ations, books of account, and all other information of Seller pertaining to the Interests, including all land material, for the investigation of the Interests, the status thereof and the title thereto, through Buyer's employees, attorneys, independent public accountants or outside consultants; provided, however, that such investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Seller's normal operations and employee relationships. Seller shall cause its personnel to assist Buyer in making such investigation and shall cause the counsel, accountants, employees and other repre-sentatives of Seller to be reasonably available to Buyer for such purposes. During such investigation, Buyer shall have the right to cause Seller to make copies, at Buyer's expense, of such records, files and other materials as Buyer may deem advisable.

               5.2 Preparation of Description of Interests. Seller will, at its expense, prepare and furnish or cause to be prepared and furnished to Buyer as promptly as possible, the exhibit to be attached to the assignment and conveyance referred to in Section 9.1 hereof, which shall correctly set forth and describe each element of the Interests and the land applicable thereto as contemplated thereby in appropriate detail, together with the identification of each existing well associated therewith.

          6.   Additional Agreements of the Parties.

               6.1 Further Assurances. From time to time (whether at or after Closing), as and when requested by Buyer or its successors or assigns, Seller will execute, acknowledge and deliver all such instruments and documents and take such other action as Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contem-plated hereby and to transfer to Buyer the Interests; and Seller will assist Buyer in the collection or reduction to possession thereof.

               6.2  Buyer's   Mortgage.     Attached   hereto  as
Exhibit F is a form of Mortgage and forms of Financing Statements covering the Interests (together, the "Mortgage"), which Buyer agrees to execute and deliver to Seller at Closing.

               6.3 Management and Agency Agreement. Attached hereto as Exhibit D is a form of Management and Agency Agreement covering the Interests (the "Management and Agency Agreement") which Seller and Buyer agree to execute and deliver to each other at Closing.

               6.4  Rights of Rescission.

                    (a) This agreement may be rescinded under the following conditions:

                        (i)   By   Buyer,   provided  notice   of
Buyer's election to rescind and the reason therefor is given to Seller prior to December 1, 1995, if the Internal Revenue Service fails or refuses to issue a private letter ruling holding that
(A) Seller has not retained an economic interest in the Interests and has transferred all of Seller's economic interest in the Interests to Buyer, (B) the Production Payment is properly characterized for income tax purposes as a purchase money mortgage loan, and (C) any credit for producing fuel from a nonconventional source, pursuant to Section 29 of the Code, attributable to production from the Interests after the sale of the Interests to Buyer is properly allocable to Buyer; and

                        (ii)  By   Seller,  provided   notice  of
Seller's election to rescind and the reason therefor is given to Buyer prior to December 1, 1995, if the Internal Revenue Service fails or refuses to issue a private letter ruling holding that recognition of gain by Seller upon reacquisition of the Interests by exercise of the Repurchase Option granted in Section 6.5 hereof is determined pursuant to Section 1038 of the Code.

                    (b) If a condition for rescission exists and proper notice of rescission is given, the parties shall, prior to December 15, 1995, restore themselves to the relative positions each would have occupied had this agreement never been made, including without limitation (A) reconveyance by Buyer of the Interests to Seller, (B) payment by Seller to Buyer of an amount equal to all amounts paid by Buyer under this agreement and any agreement made pursuant hereto, and (C) payment by Buyer to Seller of an amount equal to all amounts received by Buyer under this agreement and any agreement made pursuant hereto. If rescission is properly elected, the failure of any party to take all steps necessary for a complete rescission prior to January 1, 1996, shall be a breach of this agreement and, in addition to other damages and remedies to which the aggrieved party may be entitled, the indemnity in Section 11.3 hereof shall apply to any third party claims arising from the breach.

                    (c) Seller agrees that it shall cause there to be issued to Buyer at closing, and that it shall cause there to be maintained in force a Letter of Credit in the form of that attached hereto as Exhibit E. Buyer shall notify the issuer of the Letter of Credit to terminate it upon the receipt by Buyer of
(i) the private letter rulings described in Section 6.4(a)(i) hereof and a notice from Seller that it has received or waived the private letter ruling described in Section 6.4(a)(ii) hereof, or (ii) all payments from Seller due Buyer under Section 6.4(b), hereof.

                    (d) In the event of a rescission hereunder, Seller shall agree to and shall indemnify, defend and hold Buyer, its affiliates and their respective officers, agents and employees harmless against all liabilities, losses, claims, damages, costs and expenses (known, unknown, contingent or otherwise) associated with, arising during or in connection with, or resulting from Buyer's ownership of the Interests.

               6.5  Preferential Right to Purchase and Repurchase
Option.

               (a) Preferential Right to Purchase. Seller shall have a preferential right to purchase the Interests subject to the Production Payment (the "Option Interests") or any part thereof, at any time prior to the "Termination Date," as defined in the Assignment. In the event Buyer, or any of Buyer's successors or assigns desire to sell all or any part of the Interests, it shall promptly give written notice of such fact to Seller, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property involved, a complete description of the Option Interests involved, and all other terms of the offer. Seller shall then have an optional prior right, for a period of forty-five (45) days after the notice is received by Seller, to purchase for the stated consideration pertaining to the third party offer on the same terms and conditions the Option Interests which are proposed to be sold. The preferential right to purchase described herein shall be applicable to any proposed disposition of the Option Interests or any part thereof, whether by purchase and sale, merger, reorganization or consolidation, and shall be applicable to any proposed transfer of Option Interests, whether to a third party, a subsidiary, a parent company or to a subsidiary of a parent company.

               (b) Repurchase Option. Seller shall also have the option to purchase all or any undivided portion of the whole of the Option Interests or any individual oil and gas lease or leases which form the basis for undivided interests therein under the terms and conditions of this Section 6.5(b), at any time.

                    (1) Notice of Exercise. Seller shall exercise such option to purchase by giving Buyer written notice (the "Repurchase Notice") of its election to exercise the option at least 20 days prior to the date specified in the notice that the purchase is to be closed (the "Option Closing Date").

                    (2) Contents of Notice. The Repurchase Notice shall (i) indicate that Seller is exercising its option under this Section 6.5(b), (ii) specify a place of closing (which shall be in the city of Seller's or Buyer's principal place of business), (iii) specify the time and date of closing which shall be on the last business day of a calendar month following the expiration of the notice period, (iv) identify the applicable part of the Option Interests being purchased, if less than the whole, (v) be accompanied by a schedule prepared by Seller calculating the purchase price according to the purchase price determination procedures set forth in Section 6.5(b)(3) below and
(vi) be dated and signed by an officer of Seller.

                    (3) Determination of Purchase Price. The purchase price under the option shall be determined with reference to the gas reserve quantities attributed to the Option Interests in the Initial Report, a copy of which has been furnished to Buyer. The reserves for the Option Interests or the applicable part thereof estimated in the Initial Report to exist on the Option Closing Date shall be the basis for calculating Seller's purchase price under the option without regard to the actual reserves that may exist or be estimated to exist on the Option Closing Date. If the Option Closing Date under the option is to occur in a month other than December, the applicable remaining reserves attributed in the Initial Report to the calendar year of closing shall be reduced by a fraction, the numerator of which is the number of months of the year that have passed through and including the month of the Option Closing Date (even if on other than the last day of that month) and the denominator of which is 12. The applicable remaining gas reserve quantities so calculated shall hereinafter be referred to as the "Remaining Reserves." Seller's purchase price for the Option Interests or the applicable part thereof shall be their agreed upon market value which shall be calculated using the same cash flow and discounting procedures as were used in preparing the Initial Report; however, the agreed upon market value calculation shall use (i) the weighted average price received for the sale of gas from the Interests or the applicable part thereof during the twelve month period preceding the month in which the Option Closing Date is to occur, (ii) the production and ad valorem tax rates in effect on the date of the Repurchase Notice, (iii) operating expenses estimated in the Initial Report, adjusted for known changes, including the "Administration Fee" payable under the terms of the Management and Agency Agreement , (iv) future known capital expenditures not contemplated in the Initial Report and (v) a discount rate equal to One Hundred Twenty Percent (120%) of the national Prime Rate as quoted in The Wall Street Journal on the 10th business day preceding the date of the Repurchase Notice.

                    (4)  Option Closing Procedure.

                    (i) On the Option Closing Date, Buyer shall sell, assign and convey the Interests or the applicable part thereof to Seller, pursuant to documents prepared by Seller and satisfactory to Buyer, without representation or warranty of any kind, except that Buyer shall represent to Seller that Buyer has not (except as permitted hereby) transferred, assigned or further encumbered the Interests (or such applicable part) since Buyer acquired the same from Seller. Buyer shall assign to Seller all prior rights in warranty to the extent such were received by Buyer from Seller. The foregoing sale, assignment and conveyance shall be subject to all necessary consents and approvals of third parties, if any, which burdened the Interests when the same were assigned and conveyed to Buyer, or which are subsequently approved by Seller, and Seller shall be responsible for obtaining and securing all necessary consents and approvals concerning the same.

                    (ii) On the Option Closing Date, Seller shall
(i) release the Mortgage contemplated by Section 6.6 hereof as to the Interests or the applicable part thereof, and (ii) pay Buyer the purchase price for the Interests or the applicable part thereof. Buyer shall also execute all necessary forms of assignment and transfer customary in the oil and gas industry or required by governmental authority, together with such transfer orders or letters in lieu thereof as Seller shall reasonably request (all of which shall be substantially similar to the documentation furnished by Seller to Buyer on the date hereof in connection with the conveyance of the Interests to Buyer), and Buyer shall deliver to Seller possession of the Interests or the applicable part thereof.

                    (5) Indemnification. As part of the closing of any purchase by Seller hereunder, Seller agrees to and shall indemnify, defend and hold Buyer, its affiliates and their respective officers, agents and employees, harmless from and against all liabilities, losses, claims, damage, costs and expenses (known, unknown, contingent or otherwise) associated with, arising during or in connection with, or resulting from Buyer's ownership of the Interests or the portion thereof purchased, regardless of cause save only the sole negligence of Buyer.

               (c) Affect on Production Payment Termination Date. In the event less than the whole of the Option Interests are purchased or repurchased under the provisions of this Section 6.5, the parties shall execute and record an appropriate document clearly indicating a reduction in the volume of gas production necessary to reach the "Termination Date," as set forth in
Section 1(b)(i) of the Assignment. The amount of such reduction shall be equal to ninety percent (90%) of the Remaining Reserves attributed in the Initial Report to the Option Interests or the applicable part thereof which are purchased or repurchased under the terms of this Section 6.5.

               (d) Set-Off. In connection with any purchase by Seller hereunder, Seller shall be authorized to set-off any and all amounts due Seller under the Assignment and/or the Management and Agency Agreement, in determining the net amount to be paid by Seller to Buyer.

               (e)  Taxation.      This  preferential   right  to
purchase or repurchase the Option Interests or a part thereof shall, for federal income tax purposes, constitute a reacquisition of all or the applicable part of the Interests in satisfaction of all or the applicable part of the indebtedness represented by the Production Payment with payment of additional consideration to Buyer, the taxation of which shall be determined under Section 1038 of the Code.

               6.6  Certain Federal Income  Tax Matters.   Unless
otherwise finally determined by the Internal Revenue Service or a court:

                    (a) Buyer and Seller agree to treat the Production Payment as a purchase money debt instrument issued by Buyer to Seller as partial consideration for the Interests; and

                    (b) Buyer and Seller agree that the issue price of the Production Payment is determined under Section 1274(b)(3) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Sec. 1.1274-2(b)(3) to be equal to the excess of the agreed upon market value of the Interests (which is $164,290,163) over the amount of the Closing Payment (which is $10,827,145), or $153,463,018, as determined by Schedule 6.7(b)
attached hereto.

          7.   The  Closing.     The  Closing  is   taking  place
simultaneously with the execution of this agreement, in the offices of McAfee & Taft A Professional Corporation, Tenth Floor,
Two Leadership Square, Oklahoma City, Oklahoma.

          8.   Payment  of Closing  Payment  and  Interest.    At
Closing, Buyer shall pay to Seller the Closing Payment, together with interest thereon at eight and one-half percent (8.5%) for the applicable period of time from the Effective Time to Closing, by wire transfer into a bank account to be designated by Seller prior to Closing.

          9.   Execution and Delivery of Documents.

               9.1 Assignment. Seller shall execute and deliver to Buyer the Assignment, conveying the Interests to Buyer. For the purposes of Section 2(b)(vii) of the Assignment, the term "Tax Credit Percentage" shall mean Eighty-Three and One-Third Percent (83 %). Seller shall also prepare, execute, acknowledge, and deliver all necessary forms of assignment and transfer required by governmental authority in connection with the sale and purchase of the Interests.

               9.2  Management  and  Agency  Agreement.   At  the
Closing, Seller and Buyer shall execute and deliver to each other the Management and Agency Agreement.

               9.3 The Mortgage. At the Closing, Buyer shall execute and deliver to Seller the Mortgage.

          10. Possession. Seller shall deliver to Buyer at the Closing possession of the Interests.

          11.  Obligations  After Closing.   In  addition  to the
other covenants contained in this agreement which are by their terms to be performed wholly or partly after the Closing Date, the parties agree as follows:

               11.1 Sales and Use Taxes. It is understood that the Purchase Price does not include sales and use taxes imposed on account of the transactions contemplated hereby. Within the time permitted by applicable law to do so, Buyer shall pay and Seller shall collect and remit to the proper governmental au-thorities all applicable sales and use taxes, if any, within the time allowed by law for payment thereof and Buyer shall indemnify and agree to defend and hold harmless Seller in connection with any claim regarding the same.

               11.2 Receipts and Disbursements. If Buyer receives any funds relating to items of the Interests which accrued to the owner of the Interests before the Effective Time, or if Seller receives any funds relating to items of the Interests which accrued to the owner of the Interests after the Effective Time, then the party receiving such funds shall account therefor and pay the same to the other party promptly after receipt thereof. Likewise, if Buyer shall pay any amount relating to items of the Interests which accrued to the owner of the Interests before the Effective Time, or if Seller shall pay any amount relating to items of the Interests which accrued to the owner of the Interests after the Effective Time, then the party making such payment shall invoice the other party for the amount of such payment and the party receiving such invoice promptly shall pay the same.

               11.3 Indemnity.

                    (a) Buyer shall indemnify and save and hold harmless Seller against all third party claims, and all costs, expenses and liabilities with respect thereto to the extent the same arise out of or apply to Buyer's ownership, operation and management of the Interests arising out of events occurring after the Closing Date (but not including those incurred by Seller with respect to the sale of the Interests to Buyer or the negotiations leading to such sale and not including those that result from or are attributable to the acts, omissions, negligence or willful misconduct of Seller, its employees or agents with respect to the operation and maintenance of the Interests or from any representation of Seller contained herein being untrue or a breach of any warranty or covenant of Seller contained herein).

                    (b) Seller shall indemnify and save and hold harmless Buyer against all third party claims, and all costs, expenses and liabilities with respect thereto to the extent the same arise out of or apply to (i) Seller's or any of Seller's predecessors in interest (by ownership or operation) ownership, operation and management of the Interests arising out of events occurring prior to the Closing Date (but not including those incurred by Buyer with respect to the purchase of the Interests by Buyer or the costs and expenses of negotiations leading to such purchase and not including those that result from or are attributable to any representation of Buyer contained herein being untrue or a breach of any warranty or covenant of Buyer contained herein); (ii) those which arise out of Seller's breach of its representations and warranties contained in Section 3.3 hereof; and (iii) other representations and warranties contained herein; however, nothing contained in (iii) above shall be applicable to any claim involving any agreement, contract, operation, event, relationship or other activity, obligation or circumstance in or with which neither Seller nor Seller's predecessor in interest (either by ownership or operation) were a direct participant or otherwise directly involved.

                    (c)  Nothing  herein or in Section 11.4(a) or
(b) below shall be deemed or construed or shall have the effect of granting, imputing or creating in favor of any third parties any rights, claims or benefits whatsoever, now or in the future, in or under this Agreement or against any party hereto, or their successors or assigns.

                    (d) Notwithstanding anything else in this Agreement, the indemnity granted by this Section 11.3(b), and the rights and remedies pursuant hereto, shall not be limited to, modified or affected in any manner whatsoever, and in no way relate to, the matters covered by Section 11.4(a) and (b) below.

                    (e) For the purposes of this Section 11.3, the indemnitee shall include the indemnitee, its affiliates and their respective officers, agents and employees.

                    (f) Each indemnified party hereunder agrees that within sixty (60) days after receiving actual notice of a matter (or later, if Seller is not prejudiced in any way by the delay) giving rise to a claim for indemnity under the provisions of this agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as a "Claim") with respect to any matter as to which it is entitled to indemnity under the provisions of this Section 11.3, it will give notice thereof in writing to the indemnifying party together with a statement of such information respecting any of the foregoing as it shall then have. Such notice shall include a formal demand for indemnification under this agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Section 11.3.

                    (g) The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Claim with respect to which it has been called upon to indemnify the indemnified party under the provisions of this Section 11.3; provided, however, that notice of the intention so to contest shall be delivered by the in-demnifying party to the indemnified party within twenty (20) days from the date of mailing to the indemnifying party of the notice by the indemnified party of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party, as may be appropriate. Such contest shall be conducted by attorneys employed by the indemnifying party, but the indemnified party shall have the right to participate in such proceedings and to be represented by attorneys of its own choos-ing at its cost and expense. If the indemnified party joins in any such contest, the indemnifying party shall have full author-ity to determine all action to be taken with respect thereto. If after proper notice from the indemnified party, the indemnifying party shall not elect to contest any such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnifying party of such Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued and so notifies the indemnifying party in writing within fifteen
(15) days of such request from the indemnifying party. In the event that the indemnified party determines that the contest should be continued, the indemnifying party shall be liable to the indemnified party under the provisions of this Section 11.3 only to the extent of the lesser of (i) the amount which the other party to the contested Claim had agreed to accept in pay-ment or compromise as of the time the indemnifying party made its request therefor to the indemnified party, or (ii) such amount for which the indemnifying party may be liable with respect to such Claim by reason of the provisions hereof.

               11.4 Damages for Breach of Warranty.

                    (a) The parties agree that their remedy, among themselves, with respect to any inaccuracy of representation or breach of warranty or covenant shall be limited to the recovery of actual damages, as provided herein, and that no incidental, indirect, consequential or other damages shall be recoverable therefor.

                    (b)  The   amount   of  any   actual  damages
resulting from any inaccuracy of representation or breach of warranty or covenant on the part of Seller hereunder shall be limited as follows.

                         (i) Except as provided in (ii) and (iii)
below, where the value of an item of the Interests affected by any such inaccuracy or breach is less than its value would have been had all of Seller's representations and warranties been true and all covenants performed, then only the difference in value shall be deemed to be actual damages; and the maximum actual damages recoverable in connection with such item of the Interests shall be limited to the Agreed Value for such item of the
Interests,   less   the  portion   of   the  Production   Payment
attributable thereto.

                        (ii)  With regard to any breach by Seller
of the representations and warranties set forth in Sections 3.3 concerning title, and those representations and warranties applicable to wells qualifying for tax credits under Section 29 of the Code as set forth in Section 3.5, Seller shall reimburse Buyer any amount of the tax credit payments made to Seller under
Section 2(b)(vii) (and the applicable provisions of Section 4 dealing therewith) of the Assignment, but which are determined, by final order of a court of competent jurisdiction, not to be allowed as a proper credit against Buyer's tax liability for the sole reason that such facts and circumstances represented and warranted by Seller therein were untrue.

                       (iii)  In the event any payment is made by
Seller to Buyer under the provisions of (i) or (ii) above, Seller shall also pay to Buyer interest on the amount(s) involved, at the national Prime Rate of interest quoted day to day in The Wall Street Journal for the applicable period of time from the date such amount(s) were paid to Seller by Buyer to the date of repayment hereunder.

               (c) No actual damage resulting from any inaccuracy or representation or breach of warranty or covenant hereunder shall be payable by the breaching party unless (i) such actual damage exceeds the sum of $10,000 (in which case the full amount of such actual damage shall be payable by such breaching party), or (ii) the total of all such individual items of actual damages in amounts less than $10,000 exceeds the sum of $200,000 (in which case the full amount of such total and all other actual damages thereafter incurred shall be payable by the breaching party).

          12.  Miscellaneous.

               12.1 Notices. All communications required or permitted under this agreement shall be in writing, sent by facsimile or delivered personally or by courier or sent by registered or certified mail, postage prepaid, addressed as set forth below.

               (a)  Notices to Seller and/or Devon Delaware:

                    Devon Energy Corporation (Nevada)
                    20 North Broadway, Suite 1500
                    Oklahoma City, Oklahoma 73102
                    Attention: Mr. H. R. Sanders, Jr.
                               Executive Vice President
                    Fax No.: (405) 552-4550

               (b)  Notices to Buyer, Properties and/or Norfolk:

                    Norfolk Southern Corporation
                    Three Commercial Place
                    Norfolk, Virginia 23510
                    Attention: Mr. James A. Hixon
                                Vice President
                    Fax No.: (804) 629-2898

Any party may change its address for purposes of this Section by giving written notice of the change of address to the other parties in the manner herein provided for giving notice. Any notice or communication hereunder shall be deemed to have been given when (i) deposited in the United States mail, if by certified mail, and (ii) received, if delivered personally or by courier or by facsimile transmission.

               12.2 Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, no assignment by any party shall relieve such party of any of its obligations hereunder. Seller shall not assign or delegate any of its rights or obligations hereunder, in the Mortgage, the Management and Agency Agreement, and in the Assignment, including but not limited to, the Production Payment, without the express written consent of Buyer, which consent shall not be unreasonably withheld.

               12.3 Counterparts. This agreement may be executed in any number of counterparts, which taken together shall cons-titute one and the same instrument and each of which shall be considered an original for all purposes.

               12.4 Expenses. Except as otherwise herein pro-vided, each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby, except for fees and expenses of KPMG Peat Marwick LLP which are issued in connection with obtaining the private letter ruling referred to in Section 6.4, which shall be shared equally by Buyer and Seller.

               12.5 Section  Headings.    The   section  headings
contained in this agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this agreement.

               12.6 Superseding  Effect.   This  agreement super-
sedes any prior agreement and understanding between the parties with respect to the subject matter of this agreement.

               12.7 Governing  Law.    This  agreement  shall  be
governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and performed entirely therein.

               12.8 Waivers. No party's rights hereunder will be deemed waived except by a writing signed by such party. Without limitation, the occurrence of the Closing shall not be deemed a waiver of any party's rights except its right to refuse to close.

               12.9 Exhibits and  Schedules.   The  Exhibits  and
Schedules referred to herein are attached hereto and by this reference made a part hereof.

               12.10  Announcements.    Prior to  the  earlier of
obtaining the private letter ruling described in Section 6.4(a) or December 31, 1995, Seller and Buyer shall consult with each other with regard to all press releases and contacts with journalists, broadcasters or other media concerning this agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules, regulations or guidelines of any governmental agency or stock exchange, neither Buyer nor Seller shall issue such press release or other publicity without prior notice of such intent to the other party.

               12.11 Survival of Warranties. Nothing contained in the Assignment shall be deemed to limit the representations and warranties set forth herein with respect to Seller's title to the Interests. The covenants, representations and warranties of the parties in this agreement shall survive the Closing.

               12.12  Joinder  by  Devon  Delaware,  Norfolk  and
Properties.

                      (a)   Devon Delaware joins in the execution
hereof solely for the purpose of guaranteeing, and Devon Delaware
does  hereby  guarantee  the   performance  of  all  of  Seller's
obligations hereunder.

                      (b)  Properties  joins   in  the  execution
hereof solely for the following purposes: (i) Properties represents and warrants that it is the owner of all issued and outstanding stock of Buyer; (ii) Properties agrees that it will not during the term of the Production Payment, without the prior written consent of Seller, transfer such ownership of such stock;
(iii) Properties agrees to cause Buyer to comply with all of the provisions of Sections 6.4 and 6.5, in the event Seller exercises any of its rights of rescission, purchase or repurchase hereunder, and (iv) Properties shall guarantee, and Properties does hereby guarantee, all representations and warranties to be made by Buyer pursuant to Section 6.5(b)(4)(i) hereof.

                      (c)  Norfolk joins in the  execution hereof
solely for the purpose of guaranteeing, and Norfolk does hereby guarantee the performance of all of Properties' obligations hereunder.

                    (d) Devon Delaware, Properties and Norfolk each waive, to the fullest extent permitted by law, all defenses given to sureties or guarantors at law or in equity, other than the defenses of performance or payment.

               12.13 No Restrictions on Production. The parties agree that any curtailment of production from the Interests might cause reservoir damage. Accordingly, Buyer agrees not to initiate any avoidable action which might have the consequence of curtailing production from the Interests, during the term of the Production Payment, without first consulting with and receiving the written consent from Seller concerning such action, which consent shall not be unreasonably withheld.

               12.14 Insurance. In the event the same is not carried on behalf of Buyer by the operator for any item of the Interests, Buyer shall procure and maintain insurance from companies of recognized responsibility in such amounts and with such coverages as Seller reasonably deems appropriate in respect to Buyer's ownership of and operations involving such item of the Interests, and Buyer shall, upon request by Seller, submit to Seller insurance certificates evidencing such coverage.

               12.15 Production Payment Obligations -- Non-Recourse. Seller agrees that it may only look to its rights hereunder and under the Mortgage and the Management and Agency Agreement should Buyer fail to timely make the required payments under the Production Payment, and that Seller shall not be entitled to a personal or deficiency judgment.

          Executed this 31st day of January, 1995.

                                 SELLER:

                                 DEVON ENERGY CORPORATION (NEVADA)


                                 By:
                                    H. R. Sanders, Jr., Executive
                                    Vice President

                                 DEVON DELAWARE:

                                 DEVON ENERGY CORPORATION



                                 By:
                                   H. R.  Sanders, Jr., Executive
                                   Vice President

                                 NORFOLK:

                                 NORFOLK SOUTHERN CORPORATION



                                 By:
                                   James A. Hixon
                                   Vice President

                                 BUYER:

                                 NS GAS PROPERTIES, INC.



                                 By:
                                   James A. Hixon
                                   Vice President

                                 PROPERTIES:

                                 NORFOLK SOUTHERN PROPERTIES, INC.



                                 By:
                                   James A. Hixon
                                   Vice President